UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2025

Lightstone Value Plus REIT I, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-52610	20-1237795
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets

During the fourth quarter of 2024, Lightstone Value Plus REIT I, Inc. (the “Company”), through its subsidiaries, entered into a purchase and sale agreement (the “Exterior Street Project Agreement”) with 355 Exterior Development Holdings LLC and 399 Exterior Development Holdings LLC (collectively the “Exterior Street Project Buyers”), unaffiliated third parties, pursuant to which the Company would sell three adjacent land parcels located at 355 & 399 Exterior Street in the Mott Haven neighborhood in the Bronx borough of New York City, which it had previously acquired for the development of a mixed-use multifamily residential and commercial retail project (the “Exterior Street Project”) to the Exterior Street Project Buyers for a contractual sales price of $84.0 million. Subsequently during the second quarter of 2025, the Exterior Street Buyers made nonrefundable payments totaling $1.3 million to the Company in order to extend the outside closing date of the transaction. These additional payments were not applied against the contractual sales price.

On July 18, 2025, the Company completed the disposition of the Exterior Street Project pursuant to the terms of the Exterior Street Project Agreement. In connection with the disposition of the Exterior Street Project, the Company repaid in full the existing outstanding mortgage indebtedness of $40.0 million secured by the Exterior Street Project. The Company’s net proceeds related to the disposition of the Exterior Street Project were $36.5 million (including the additional nonrefundable payments of $1.3 million), after the repayment of outstanding mortgage indebtedness and related transaction costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REIT I, INC.

Date: July 24, 2025	By:	/s/ Seth Molod
Seth Molod
Chief Financial Officer and Principal Accounting Officer